UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 24, 2015

MGM RESORTS INTERNATIONAL

(Exact name of registrant as specified in its charter)

DELAWARE	001-10362	88-0215232
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. employer identification no.)

3600 Las Vegas Boulevard South, Las Vegas, Nevada		89109
(Address of principal executive offices)		(Zip code)

(702) 693-7120

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

(e) Daniel J. D’Arrigo Employment Agreement

On August 24, 2015, MGM Resorts International, a Delaware corporation (the “Company”), and Daniel J. D’Arrigo, the Company’s Executive Vice President, Chief Financial Officer and Treasurer, entered into an employment agreement (the “Employment Agreement”), effective as of May 4, 2015 (the “Effective Date”). The Employment Agreement provides for a term of employment commencing on May 4, 2015 and ending on May 3, 2019.

The Employment Agreement provides a minimum annual base salary of $875,000. Per the Employment Agreement, Mr. D’Arrigo’s annual target bonus (the “Bonus”), as determined under the Company’s management incentive program, will be up to 150% of his base salary. The Employment Agreement also provides Mr. D’Arrigo with certain other benefits and perquisites, which are discussed in detail in the Employment Agreement.

In the event of a termination of Mr. D’Arrigo’s employment as the result of his death or a termination by the Company due to disability, the Company will pay Mr. D’Arrigo six months’ salary payable at regular payroll intervals (less any payments received from an employer-paid short term disability policy).

In the event of a termination by the Company for no cause or by Mr. D’Arrigo for good cause prior to the end of the term of the Employment Agreement, Mr. D’Arrigo will receive (i) an amount equal to his annual base salary plus his target Bonus amount, payable in 12 monthly installments; (ii) any earned but unpaid discretionary bonus due to him; and (iii) a payment equal to 1.5 times the cost of COBRA for a coverage period of 12 months, payable in 12 monthly installments. If the Company terminates Mr. D’Arrigo for no cause after the end of the term of the Employment Agreement (at which time he would be treated as an at-will employee of the Company), Mr. D’Arrigo will receive a lump sum payment equal to the greater of (i) 13 weeks’ base salary or (ii) 2 times the amount he would otherwise receive under the Company’s then-effective discretionary severance policy. Any such severance payments will be subject to applicable taxes and Mr. D’Arrigo’s execution and non-revocation of a general release of claims.

The Employment Agreement also contains a non-compete covenant generally prohibiting Mr. D’Arrigo from providing services to a competitor or soliciting employees or business contacts for 12 months following his termination of employment or for 12 months following the term of the Employment Agreement. In addition, the Employment Agreement mandates that Mr. D’Arrigo’s confidentiality obligations continue even after his termination of employment.

The foregoing description is not a complete description of the Employment Agreement and is qualified in its entirety by reference to the full text of the Employment Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated by reference in this Item 5.02. Any capitalized terms not defined herein are defined in the Employment Agreement.

Item 9.01	Financial Statements and Exhibits.

(a) Not applicable.

(b) Not applicable.

(c) Not applicable.

(d) Exhibits:

Exhibit No.	Description

10.1	Employment Agreement, dated as of August 24, 2015, by and between Daniel D’Arrigo and MGM Resorts International

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 28, 2015

MGM Resorts International

By:	/s/ Andrew Hagopian III
Name:	Andrew Hagopian III
Title:	Senior Vice President, Assistant General Counsel & Assistant Secretary

INDEX TO EXHIBITS

Exhibit No.	Description

10.1	Employment Agreement, executed as of August 24, 2015, by and between Daniel D’Arrigo and MGM Resorts International

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